Exhibit 4.6

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
FIRST AMENDMENT TO
SECOND LIEN CREDIT AGREEMENT

          This FIRST AMENDMENT, dated as of July 1, 2004 (this “First Amendment”), is entered into by and among TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC., a Delaware corporation (the “Company”), the Loan Parties, the Lenders party hereto, and CREDIT SUISSE FIRST BOSTON (“CSFB”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as a joint lead arranger (in such capacity, a “Joint Lead Arranger”), and as collateral agent (in such capacity, the “Collateral Agent”), and is made with reference to that certain Second Lien Credit Agreement dated as of March 16, 2004 (the “Credit Agreement”) and entered into by and among Company, the Lenders party thereto, Lehman Brothers Inc., as joint bookrunner and joint lead arranger, Lehman Commercial Paper Inc., as co-syndication agent, Wachovia Capital Markets, LLC, as joint bookrunner, joint lead arranger, and co-syndication agent and CSFB, as administrative agent, joint bookrunner, joint lead arranger, and collateral agent. Capitalized terms used herein not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement.

RECITALS:

          WHEREAS, the Company desires to issue common stock in a public offering providing Equity Proceeds (such proceed, including proceeds received from the exercise of any “green shoe”, the “IPO Proceeds”) to the Company of not less than $100,000,000 (the “IPO”);

          WHEREAS, the Company intends to utilize the IPO Proceeds, together with the proceeds of a Debt Issuance (as defined below) consummated substantially concurrently therewith, to (i) redeem Exchange Notes and to pay accrued and unpaid interest thereon and the related redemption premium (the redemption of Exchange Notes and payment of accrued and unpaid interest and redemption premium together, the “Redemption”); (ii) redeem the Company’s Series E Preferred Stock and pay accrued and unpaid dividends and the redemption premium required in connection with such redemption; and (iii) pay a fee (the “Termination Fee”); in an aggregate amount not to exceed $3,500,000 to certain holders of capital stock of the Company (or their affiliates or designees) in connection with the termination of the Amended and Restated Monitoring Services Agreement dated as of May 17, 2004 among the Company and the Transportation Investment Partners, L.L.C., Caravelle Investment Fund, L.L.C., Albion Alliance Mezzanine Fund, L.P., Albion Alliance Mezzanine Fund II, L.P. and Trimaran Fund Management, L.L.C. and Albion Alliance LLC (collectively, the “Monitors”);

          WHEREAS, the Company intends to exchange all of its Series A Preferred Stock, its Series C Preferred Stock and its Series D Preferred Stock for shares of common stock of the Company;

          WHEREAS, the Company desires to amend the Credit Agreement to permit additional borrowings as set forth in Section 2.9 of the Credit Agreement (as amended by this First Amendment) (each such issuance, a “Debt Issuance”);

          WHEREAS, in connection with the amendments to the Credit Agreement and the transactions contemplated thereby, the Company desires to make certain amendments to the First Lien Credit Agreement;

          WHEREAS, Company has requested certain amendments to the Credit Agreement to (i) permit the Company to apply a portion of the IPO Proceeds towards the Redemption, (ii) permit the Company to exchange its Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock for share of common stock of the Company and (iii) permit additional conduct as described in this First Amendment; and

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. AMENDMENTS TO CREDIT AGREEMENT

     A. Amendment to Section 1: Definitions.

          (i) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical order:

     “Amended and Restated Monitoring Agreement” means that amended and restated monitoring services agreement dated as of May 17, 2004 by and among Transportation Investment Partners, L.L.C., Caravelle Investment Fund, L.L.C., Albion Alliance Mezzanine Fund, L.P., Albion Alliance Mezzanine Fund II, L.P., Trimaran Fund Management, L.L.C., Albion Alliance, LLC and the Company (collectively, the “Monitors”).

     “First Amendment Effective Date” means the date on which the conditions set forth in Section 3 of the First Amendment are satisfied or waived.

     “Increased Amount Date” has the meaning assigned to that term in Section 2.9.

     “IPO” means the issuance by the Company of common stock in a public offering providing Equity Proceeds to the Company of not less than $100,000,000.

     “Joinder Agreement” means an agreement substantially in the form of Exhibit XV.

     “New Term Loan Commitments” has the meaning assigned to that term in Section 2.9.

     “New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

     “New Term Loan Lender” has the meaning assigned to that term in Section 2.9.

     “New Term Loan Maturity Date” means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

     “New Term Loans” has the meaning assigned to that term in Section 2.9.

          (ii) Section 1.1 of the Credit Agreement is hereby amended by substituting the following new definitions for the definitions contained therein:

     “Commitments” means the commitments of one or more Lenders to make Term Loans as set forth in subsection 2.1A. and after the First Amendment Effective Date, the commitments of the Lenders to make New Term Loans set forth in Section 2.9.

     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in computing such Consolidated Net Income, the sum of, without duplication, (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) costs and expenses incurred in connection with the Transaction, (e) deferred directors’ fees, (f) management bonuses related to the Preferred Stock paid in connection with the Transaction, (g) fees paid to accountants and tax advisors in connection with any tax refund received by the Company and the re-audit of the Company’s 2001 audited financial statements, in an aggregate amount not to exceed $1,000,000, (h) any non-cash charges or non-cash losses (including, without limitation, resulting from the issuance of stock options or restricted stock), (i) up to $3,500,000 related to the severance payments made to the person who was the Chief Executive Officer of the Company immediately prior to the IPO, (j) up to $3,500,000 in cash expenses related to the termination of the Amended and Restated Monitoring Services Agreement, (k) amounts up to $700,000 paid or accrued during such period under the Amended and Restated Monitoring Agreement and predecessor agreements, (l) compensation expense up to $926,000 related to the current Chief Executive Officer of the Company, and (m) expenses related to the IPO and minus, to the extent added in computing such Consolidated Net Income, (i) any interest income and (ii) any non-cash gains, all as determined on a consolidated basis with respect to the Company and its Subsidiaries in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining compliance with the relevant provisions of subsection 7.6, “Consolidated EBITDA” shall be determined on a Pro Forma Basis.

     “Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

     “Series” has the meaning assigned to that term in Section 2.9.

     “Term Loan Commitment” means the commitment of a Lender to make a Term Loan pursuant to subsection 2.1A in an amount set forth on Schedule 2.1A, and after the

First Amendment Effective Date, the commitment of each New Term Loan Lender to make a New Term Loan pursuant to Section 2.9.

     “Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of that Lender, and after the First Amendment Effective Date, the outstanding amount of the New Term Loans of any Lender.

     “Term Loans” means the loans outstanding or made by the Lenders pursuant to subsection 2.1A and after the First Amendment Effective Date, the loans outstanding or made by New Term Loan Lenders pursuant to Section 2.9.

B. Amendment to Section 2: Amounts and Terms of Commitments and Loans.

          (i) Section 2.4 of the Credit Agreement is hereby amended by substituting the following for the text immediately prior to the table in subsection 2.4B(ii):

     “(ii) Term Loan Call Protection. In the event that the Term Loans are prepaid or repaid in whole or in part for any reason prior to the second anniversary of the Closing Date (other than with respect to any prepayment made in connection with the IPO Proceeds), the Company shall pay to Lenders having Term Loan Exposure a prepayment premium on the amount so prepaid or repaid as follows:”

          (ii) Section 2.4 of the Credit Agreement is hereby amended by substituting a “,” for the “or” immediately prior to clause (y) of the proviso at the conclusion of subsection 2.4B(iii)(c), and inserting the following clause (z) before the “.”:

“or (z) to the extent such Equity Proceeds are used to redeem outstanding Exchange Notes and to pay any required redemption premium, accrued but unpaid interest thereon and other associated costs and expenses in connection therewith”

          (iii) Section 2 of the Credit Agreement is hereby amended by adding the following new Section 2.9:

     “The Company may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”). Such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Company proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than seven (7) Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom the Company proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to the applicable New Term Loan Commitments; (2) both before and after giving effect to the making of any New Term Loans, each of the conditions set forth in Section 4.1 A, B, I, R, S, U and V shall be satisfied as of the Increased Amount Date; (3) since the date of the last audited financial statements delivered by the Company to the Administrative Agent, there shall not have occurred any event, change, or condition that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole; (4) the Company and its Subsidiaries shall be in pro forma compliance (after giving effect to such New Term Loan Commitments) with the covenant set forth in Section 7.6 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered in accordance with Section 6.1; (5) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Company, the Administrative Agent and each New Term Loan Lender, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.7E(v); and (6) 100% of the proceeds of any New Term Loans shall be used on the date of any borrowing, to the extent the Company is not required to use such proceeds to prepay the obligations under the First Lien Credit Agreement, to redeem outstanding Exchange Notes and pay any redemption premium and accrued but unpaid interest required and fees and expenses incurred, in each case, in connection with such redemption. Any New Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

     On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Company (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series (less the amount of any fees payable and/or expenses reimbursable, in each case, in connection with making such New Term Loan), and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

     The Administrative Agent shall notify Lenders promptly upon receipt of Company’s notice of each Increased Amount Date and in respect thereof the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable.

     The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Term Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Term Loans and (iii) the rate of interest applicable to the New Term Loans of each Series shall be determined by Company and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the interest rate applicable to the New Term Loans shall not be greater than the interest rate payable with respect to Term Loans unless the interest rate with respect to the Term Loan is increased so as to equal the interest rate applicable to the New Term Loans. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.9.”

C. Amendments to Section 4: Conditions Precedent.

          (i) Section 4.1 of the Credit Agreement is hereby amended by deleting the last sentence of subsection 4.1U and substituting the following sentence:

“Each Lender, by delivering its signature page to this Agreement or a Joinder Agreement and funding its Term Loans on the Closing Date or by the funding of any New Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loans.”

D. Amendment to Section 7: Negative Covenants.

          (i) Section 7.5 is hereby amended by adding the following to the conclusion of subsection 7.5(iv):

“Notwithstanding anything to the contrary in subsection 7.5(iv), in the event that the Company receives Equity Proceeds from the IPO in an aggregate amount not less than $100,000,000, the Company may pay to the Monitors a one-time fee in an aggregate of $3,500,000; provided that the Amended and Restated Monitoring Agreement shall be terminated in connection with the payment of such fee and the Company shall be prohibited from making any further Restricted Payments pursuant to subsection 7.5(iv).”

          (ii) Section 7.5 is hereby further amended by deleting the “and” at the conclusion of subsection 7.5(v), substituting “;” for the “.” at the conclusion of subsection 7.5(vi) and adding the following subsections 7.5(vii) and (viii):

     “(vii) Exchange Notes and to pay any required redemption premium, accrued but unpaid interest thereon and other associated costs and expenses to the extent funded solely with Equity Proceeds and proceeds from Indebtedness incurred pursuant to Section 2.9; and

     (viii) to exchange Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, including accrued and unpaid dividends thereon and the payment of a redemption premium as required by the terms thereof, for shares of common stock of the Company.”

          (iii) Section 7.6 is hereby amended by replacing the table at the conclusion of Section 7.6 with the following table:

Fiscal Quarter	Ratio
June 30, 2004	7.65:1.0
September 30, 2004	6.70:1.0
December 31, 2004	6.50:1.0
March 31, 2005	6.50:1.0
June 30, 2005	6.00:1.0
September 30, 2005	6.00:1.0
December 31, 2005	6.00:1.0
March 31, 2006	6.00:1.0
June 30, 2006	6.00:1.0
September 30, 2006	6.00:1.0
December 31, 2006 and the last day of each Fiscal Quarter ending thereafter	6.00:1.0

     E. Section 7.13B(i) is hereby amended by inserting the following prior to the period at the end of the sentence:

“or preferred stock for which the Company has no obligation, contingent or otherwise, to make cash dividends upon, purchase, redeem, retire or otherwise acquire for value prior to six months after the Term Loan Maturity Date”

SECTION 2. CONDITIONS PRECEDENT TO EFFECTIVENESS

          The effectiveness of the amendments set forth at Section 1 hereof is subject to the satisfaction, or waiver, of the following conditions on or before the date hereof (the “First Amendment Effective Date”):

     (a) the Company, the Credit Support Parties and Requisite Lenders shall have indicated their consent by the execution and delivery of the signature pages hereof to the Administrative Agent;

     (b) the Company shall have paid to each Lender executing this First Amendment on or prior to June 29, 2004 an amendment fee equal to 0.375% of the aggregate of such Lender’s outstanding Loans and Commitments;

     (c) the Company shall have paid all other fees and other amounts due and payable by it under the Credit Agreement, including, to the extent invoiced, reimbursement or other payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any other Loan Document;

     (d) all conditions precedent to effectiveness of the First Lien First Amendment shall have been satisfied or waived in accordance with the terms thereof; and

     (e) the IPO shall have been consummated.

SECTION 3. REPRESENTATIONS AND WARRANTIES

          A. Corporate Power and Authority. Each Loan Party has all requisite corporate or partnership or limited liability company (as applicable) power and authority to enter into this First Amendment and to perform its obligations under the Credit Agreement and the other Loan Documents.

          B. Authorization of Agreements. The execution and delivery of this First Amendment and the performance of its obligations under the Credit Agreement and the other Loan Documents have been duly authorized by all necessary corporate or partnership or limited liability company (as applicable) action on the part of each Loan Party.

          C. No Conflict. The execution and delivery by each Loan Party of this First Amendment and the performance by each Loan Party of its obligations under the Credit Agreement and the other Loan Documents do not (i) violate (A) any provision of any law, statute, rule or regulation, or of the certificate or articles of incorporation or partnership agreement, other constitutive documents or by-laws of each Loan Party or any of its Subsidiaries except to the extent such violation would not reasonably be expected to have a Material Adverse Effect, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority except to the extent such violation would not reasonably be expected to have a Material Adverse Effect or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which each Loan Party or any of its Subsidiaries is a party or by which any of them or any of their property is or may be bound except to the extent such violation would not reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3C, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Lenders and the Liens securing obligations under the First Lien Credit Agreement that constitute Permitted Liens), or (iv) require any approval of stockholders or partners or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which will be obtained on or before the First Amendment Effective Date and except where the failure to obtain such approvals and consents would not reasonably be expected to have a Material Adverse Effect.

          D. Governmental Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is required in connection with the execution and delivery by each Loan Party of this First Amendment and the performance by each Loan Party of its obligations under the Credit Agreement and the other Loan Documents, except for such actions, consents, approvals and filings the failure to obtain or make which would not reasonably be expected to result in a Material Adverse Effect or which have been obtained or made and are in full force and effect.

          E. Binding Obligation. This First Amendment and Consent has been duly executed and delivered by each Loan Party and is the legally valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          F. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Section 5 of the Credit Agreement are true and correct in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

          G. Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this First Amendment that would constitute an Event of Default or a Default.

SECTION 4. ACKNOWLEDGMENT AND CONSENT

          Certain Subsidiaries of Company have (i) guaranteed the Obligations and (ii) created Liens in favor of Lenders on certain Collateral to secure its obligations under the Credit Agreement and the Collateral Documents subject to the terms and provisions of the Credit Agreement. The Subsidiaries of Company who has guaranteed the Obligations together with the Company are collectively referred to herein as the “Credit Support Parties”, and the Credit Agreement and the Collateral Documents are collectively referred to herein as the “Credit Support Documents”.

          Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this First Amendment and consents to the amendment of the Credit Agreement and consents effected pursuant to this First Amendment and Consent. Each Credit Support Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, in accordance with the Credit Support Documents the payment and performance of all “Obligations” under each of the Credit Support Documents, as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such “Obligations” under each of the Credit Support Documents, as the case may be, in respect of the Obligations of the Company now or hereafter existing under or in respect of the Credit Agreement and hereby pledges and assigns to the Collateral Agent, and grants to the Collateral Agent a continuing lien on and security interest in and to all Collateral as collateral security for the prompt payment and performance in full when due of the “Obligations” under each of the Credit Support Documents to which it is a party (whether at stated maturity, by acceleration or otherwise).

          Each Credit Support Party acknowledges and agrees that any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this First Amendment and Consent. Each Credit Support Party represents and warrants that all representations and warranties contained in the Credit Agreement, this First Amendment and Consent and the Credit Support Documents to which it is a party or otherwise bound are true and correct in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

          Each Credit Support Party acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this First Amendment and Consent, such Credit Support Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this First Amendment and (ii) nothing in the Credit Agreement, this First Amendment and Consent or any other Loan Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Credit Agreement.

SECTION 5. MISCELLANEOUS

          A. Binding Effect. This First Amendment shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder or any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders.

          B. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          C. Reference to Credit Agreement. On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like im-

           port referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this First Amendment.

          D. Effect on Credit Agreement. Except as specifically amended in Section 1 of this First Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

          E. Execution. The execution, delivery and performance of this First Amendment and Consent shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Loan Documents.

          F. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

          G. APPLICABLE LAW. THIS FIRST AMENDMENT AND CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          H. Counterparts. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. As set forth herein, this First Amendment and Consent shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

[The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

By:	/s/ Donald C. Mueller

	Name:	Donald C. Mueller
	Title:	Vice President, Treasurer and Chief Financial Officer

The Guarantor Subsidiaries:
Bostrom Holdings, Inc.
JAII Management Company
Imperial Group Holding Corp. -1
Imperial Group Holding Corp. -2
Truck Components, Inc.
Gunite Corporation
Gunite EMI Corporation
Brillion Iron Works, Inc.
Fabco Automotive Corporation
Bostrom Seating, Inc.
Bostrom Specialty Seating, Inc.
Imperial Group, L.P. by Imperial Group Holdings Corp.-1, its General Partner

By:	/s/ Kenneth M. Tallering

	Name:	Kenneth M. Tallering
	Title:	Secretary

CREDIT SUISSE FIRST BOSTON, through its Cayman Islands Branch, as Joint Lead Arranger, Administrative Agent, Collateral Agent

By:	/s/ Robert Hetu

	Name:	Robert Hetu
	Title:	Director

By:	/s/ Vanessa Gomez

	Name:	Vanessa Gomez
	Title:	Associate

By:	David L. Babson & Company Inc.

as Collateral Manager on behalf of the investment funds under its management as listed below.

•	APEX (IDM) CDO I, Ltd.
•	BABSON CLO LTD. 2003-I

By:	/s/ Russell Morrison

	Name:	Russell Morrison
	Title:	Managing Director

PERSEUS CDO I, LIMITED

By:	David L. Babson & Company Inc. under delegated authority from Massachusetts Mutual Life Insurance Company as Portfolio Manager

By:	/s/ Russell Morrison

	Name:	Russell Morrison
	Title:	Managing Director

APEX (Trimaran) CDO I, LTD.

By:	Trimaran Advisors, L.L.C., as a Lender

By:	/s/ David M. Millison

	Name:	David M. Millison
	Title:	Managing Director

MERRILL LYNCH PCG, INC., as a Lender

By:	/s/ Fariborz Ehsani

	Name:	Fariborz Ehsani
	Title:	President

CREDIT OPPORTUNITIES FUNDING, INC., as a Lender

By:	/s/ Diana M. Himes

	Name:	Diana M. Himes
	Title:	Assistant Vice President

SPECIAL VALUE BOND FUND II, LLC, as a Lender

By:	SVIM/MSM II, LLC
Its:	Managing Member

By:	Tennenbaum & Co., LLC
Its:	Managing Member

By:	/s/ Howard Levkowitz

	Name:	Howard Levkowitz
	Title:	Managing Partner

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC, as a Lender

By:	SVAR/MM, LLC
Its:	Managing Member

By:	Tennenbaum Capital Partners, LLC
Its:	Managing Member

By:	Tennenbaum & Co., LLC
Its:	Managing Member

By:	/s/ Howard Levkowitz

	Name:	Howard Levkowitz
	Title:	Managing Partner

J.B. FUQUA FAMILY CHARITABLE LEAD ANNUITY TRUST-2000, as a Lender

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Howard Levkowitz

	Name:	Howard Levkowitz
	Title:	Managing Partner

CARLYLE HIGH YIELD PARTNERS II, LTD., as a Lender

By:	/s/ Linda Pace

	Name:	Linda Pace
	Title:	Managing Director

CARLYLE HIGH YIELD PARTNERS III, LTD., as a Lender

By:	/s/ Linda Pace

	Name:	Linda Pace
	Title:	Managing Director

CARLYLE LOAN OPPORTUNITY FUND, as a Lender

By:	/s/ Linda Pace

	Name:	Linda Pace
	Title:	Managing Director

CARLYLE HIGH YIELD PARTNERS, L.P., as a Lender

By:	/s/ Linda Pace

	Name:	Linda Pace
	Title:	Managing Director

CARLYLE HIGH YIELD PARTNERS IV, LTD., as a Lender

By:	/s/ Linda Pace

	Name:	Linda Pace
	Title:	Managing Director

CHATHAM ASSET HIGH YIELD MASTER FUND, LTD., as a Lender

By:	Chatham Asset Management, LLC
Its:	Investment Advisor

By:	/s/ Anthony Melchiorre

	Name:	Anthony Melchiorre
	Title:	Managing Member

ORYX CLO, LTD.

By:	ING Capital Advisors LLC, as Collateral Manager, as a Lender

By:	/s/ Philip C. Robbins

	Name:	Philip C. Robbins
	Title:	Director

NEMEAN CLO, LTD.

By:	ING Capital Advisors LLC, as Investment Manager, as a Lender

By:	/s/ Philip C. Robbins

	Name:	Philip C. Robbins
	Title:	Director